Exhibit 10.15

September 13, 2004

STRICTLY PERSONAL AND CONFIDENTIAL

Hand delivered, original to employee file

Aaron Shipper

Dear Aaron,

The following shall confirm the terms and conditions of your employment with Alderwoods Group Inc (herein referred to as "the Company").

Position:	Senior Vice President, Advanced Planning
Reports to:	Paul Houston, President and Chief Executive Officer
Effective:	October 1, 2004
Base Pay:	$220,000.00 gross per annum.
Bonus:
You will be eligible to participate in the Company's Executive bonus program, calculated at 40% (target) to 80% (maximum) of your salary. The details to the plan will be explained under separate cover. For the remainder of 2004, the measurements that your bonus is currently calculated at will remain the same. For 2005, we will determine new measurement factors. They will be specific to your areas of responsibilities and the achievement levels for target and maximum payments will be commensurate with other Executives.
Stock Options:	You will continue to be eligible to participate in the companies stock option program at your current level.
Benefits:
You will continue to be eligible to participate in the company benefits program. Furthermore, you will be eligible for a $3,000 medical spending account. More details on the above will be covered under separate cover.
Club Membership:	You will be eligible to expense up to $1,500 towards a club membership.
Annual Medical:	You are entitled to take a company paid annual medical.
401K:	You will continue to be eligible to participate in the company's 401K program in which you can make deposits and the company will match the value.
Car Allowance:	You will be entitled to $800.00/month (paid bi-weekly).
Vacation Entitlement:	You are eligible for four (4) weeks vacation per year.
Termination of Employment:	If you should be terminated for any reason other than just cause, you will be entitled to receive twelve (12) months of base pay as severance.

Aaron, I am extremely excited about the challenges that await us as a team. I hope this offer demonstrates our Company's continued belief that you are a key member of our team and our future success. Should you have any questions please do not hesitate to contact me.

Sincerely,
per

Paul Houston
President and Chief Executive Officer

I have read, understand and voluntarily agree to the terms and conditions for my employment with Alderwoods Group Inc.

Aaron Shipper	Date

[LOEWEN GROUP INC. LOGO]

The Loewen Group Inc.

November 30, 2001

STRICTLY PRIVATE AND CONFIDENTIAL

Aaron Shipper
New York, NY

Dear Aaron:

I am pleased you have accepted the position as President Mayflower Insurance. Your employment is with The Loewen Group Inc. and subsidiaries (the "Company") in accordance with the following terms and conditions:

1.
You are employed as President and COO Mayflower Insurance with a start date of November 1, 2001, reporting directly to myself.

2.
Your compensation will be made up of the following:

a)
An annual base salary of $175,000 per annum payable on the Company's normal payroll basis.

b)
Inclusion on all Company fringe benefit programs provided to executives at your level in the Company, including group medical, group dental, short term disability, long term disability, accidental death and dismemberment, group term life insurance, optional life insurance and an annual retirement savings plan. A summary of those benefits is attached to this letter.

c)
Four weeks vacation per annum.

d)
The company will provide a monthly car allowance consistent with that of the Geographical Vice-Presidents.

e)
Effective your start date, you will participate in the Company's annual and long-term incentive compensation plans according to your title and position as President of Mayflower. This is made up of three parts, briefly described as follows (Please note: the summary is for convenience only and does not replace, amend or supersede the content of the respective plans themselves):

i)
With respect to the annual incentive plan, an annual performance bonus target will be established based upon Mayflower's growth and profitability. The targeted bonus payout will be 40% of base salary with a maximum potential up to 80% of your base salary. There is no guarantee of any bonus payout unless the minimum target has been met. Fiscal year 2001 will be pro-rated for the balance of the year, reflecting your November 1 start date.

    ii)
    You will participate in option distribution consistent with your position as President of Mayflower and other executives at your level.

    iii)
    To encourage and reward growth in the Mayflower Insurance business unit, you will be eligible to participate in a growth plan for achieving and exceeding the cumulative budgeted objectives of three year sales targets for Mayflower, beginning with 2002. If the combined total of the three-year targets is achieved by December 31, 2004, you will be entitled to a $100,000 bonus payable in January 2005 over and above any annual incentive plan bonus. The bonus is contingent on your being at Mayflower through that three year period and you being employed by the Company at the time the bonus is payable.

  f)
  In the event the Company establishes an employee stock purchase plan, you will be entitled to participate in such plan upon a basis similar to that for other executives at your level in the Company.

3.
With respect to severance, which shall consist of base salary, the following shall apply:

a)
In the event of a "not for cause" termination your severance period will be for a 12 month period (the final six months subject to mitigation) from the time of termination. Severance is payable in the event of a "not for cause" termination from the Company within one year following any of the occurrences specified below:

i)
Change in ownership of Mayflower.

ii)
"Constructive dismissal" as it relates to a substantive change in your terms of employment or your place of employment.

b)
If severance is activated in 2002, the Company will reimburse the movement of your household goods and one automobile back to New York.

c)
If severance is activated before December 31, 2004, the Compensation Committee of the Board will determine the vesting of your stock options.

4.
This position requires you to relocate to Mayflower's executive offices in New Orleans, LA. The Company will give you relocation assistance and support consistent with corporate policy. You agree you will be personally located in New Orleans not later than January 2002, after which time any personal travel is on your personal account. I understand your family's circumstances in making this relocation. You in turn understand the position requires your presence full-time in New Orleans. In no event, will your family's relocation take place later than July 2002.

5.
Some travel is a job requirement. The Company will reimburse you for reasonable and prudent expenses incurred directly in relation to your duties, upon presentation of receipts or invoices in support in accordance with the Company's travel policy.

6.
This Agreement may be terminated by the Company for cause without notice or salary in lieu of notice at any time by providing written notice. "Cause" means a material breach by you of this Agreement.

7.
With respect to your duties and responsibilities on behalf of the Company:

  a)
  At all times you will act in the best interests of the Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or any of its business;

  b)
  At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company or its operations;

  c)
  You will at all times act honestly and faithfully in carrying out the Company's instructions;

  d)
  You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests;

  e)
  During the term of this Agreement and for 12 months following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to the Company or its business;

  f)
  You will not at any time make any unauthorized use of any proprietary information, data or analysis of the Company, or of specific corporate opportunities developed or in the process of development by the Company.

This letter confirms the Company's agreement with this employment proposal. To confirm your agreement with and acceptance of this employment proposal, please sign both copies and return one copy to Gordon Orlikow at fax (416) 498-2477, keeping a copy for yourself. This mutually signed letter will then constitute the employment agreement between us.

I look forward to working with you as we grow the insurance business.

Yours truly,
THE LOEWEN GROUP INC.
Per:
Paul Houston President & CEO
ACCEPTED AND AGREED as of this 14th day of December 2001.
Aaron Shipper
Copy: Gordon Orlikow